Free Writing Prospectus Dated May 17, 2010	Filed pursuant to Rule 433 Registration Statement No. 333-166890

AEGEAN MARINE PETROLEUM NETWORK INC.

ISSUER FREE WRITING PROSPECTUS

PRESS RELEASE

Set forth herein is a copy of the press release issued by Aegean Marine Petroleum Network Inc. on May 17, 2010.

Aegean Marine Petroleum Network Inc. Announces
Offering of Common Stock by Selling Shareholder

PIRAEUS, Greece, May 17, 2010 – Aegean Marine Petroleum Network Inc. (NYSE: ANW) (the "Company"), an international marine fuel logistics company that markets and physically supplies refined marine fuel and lubricants to ships in port and at sea, today announced that its shareholder, Leveret International Inc. ("Leveret"), is offering 4,000,000 shares of the common stock of the Company in an underwritten public offering.  The offering is being made under an effective shelf registration statement on file with the Securities and Exchange Commission.  Jefferies & Company, Inc. is serving as sole book-running manager for the offering.  Concurrently with the offering, Leveret is selling 400,000 shares of common stock of the Company to the Company's Chairman of the Board, Peter C. Georgiopoulos, in a private transaction.  The Company will not receive any proceeds from the offering or sale by Leveret.  In addition, the Company is buying 1,000,000 shares of its common stock from Leveret.

On May 14, 2010, the closing price of the Company's common shares on the New York Stock Exchange was $27.27 per share.

This press release does not constitute an offer to sell or the solicitation of any offer to buy the common stock, nor shall there be any such offer or solicitation or any sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus and related prospectus supplement, which, when available, may be obtained by visiting the Securities and Exchange Commission's website at www.sec.gov or by contacting Jefferies & Company, Inc. (Attention: Stephen M. Ficara), 520 Madison Avenue, 12th Floor, Syndicate Middle Office, New York, NY 10022; telephone: (212) 284-3418; email: Sficara@Jefferies.com.

About Aegean Marine Petroleum Network Inc.

Aegean Marine Petroleum Network Inc. is an international marine fuel logistics company that markets and physically supplies refined marine fuel and lubricants to ships in port and at sea. The Company procures product from various sources (such as refineries, oil producers, and traders) and resells it to a diverse group of customers across all major commercial shipping sectors and leading cruise lines. Currently, Aegean has a global presence in more than 15 markets, including Vancouver, Montreal, Mexico, Jamaica, Trinidad and Tobago, West Africa, Gibraltar, U.K., Northern Europe, Piraeus, Patras, the United Arab Emirates, Singapore, Morocco and the Antwerp—Rotterdam—Amsterdam (ARA) region.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words "believe," "intend," "anticipate," "estimate," "project," "forecast," "plan," "potential," "may," "should," "expect" and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.  We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

In addition to these important factors, other important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include our ability to manage growth, our ability to maintain our business in light of our proposed business and location expansion, our ability to obtain double hull secondhand bunkering tankers, the outcome of legal, tax or regulatory proceedings to which we may become a party, adverse conditions in the shipping or the marine fuel supply industries, our ability to retain our key suppliers and key customers, material disruptions in the availability or supply of crude oil or refined petroleum products, changes in the market price of petroleum, including the volatility of spot pricing, increased levels of competition, compliance or lack of compliance with various environmental and other applicable laws and regulations, our ability to collect accounts receivable, changes in the political, economic or regulatory conditions in the markets in which we operate, and the world in general, our failure to hedge certain financial risks associated with our business, our ability to maintain our current tax treatments and our failure to comply with restrictions in our credit agreements and other factors. Please see our filings with the Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-449-2342.